Exhibit 3.7

ARTICLES OF INCORPORATION

OF

XOMA ROYALTY HOLDINGS CORPORATION

ARTICLE I

The name of the corporation is XOMA Royalty Holdings Corporation (the “Corporation”).

ARTICLE II

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes (as amended from time to time, the “NRS”).

ARTICLE IV

1. The total number of shares of all class of stock that the Corporation shall have authority to issue is 278,333,332, consisting of 277,333,332 shares of common stock with a par value of $0.0075 per share (the “Common Stock”), and 1,000,000 shares of preferred stock with a par value of $0.05 per share (the “Preferred Stock”). The holders of Common Stock shall, subject to the provisions of these articles of incorporation (as amended from time to time, these “Articles of Incorporation”) and applicable law: (a) be entitled to one vote per share; (b) subject to the rights of the holders of the Preferred Stock, be entitled to such dividends and other distributions as the board of directors of the Corporation (the “Board of Directors”) may from time to time declare; (c) subject to the rights of the holders of the Preferred Stock, in the event of a winding up or dissolution of the Corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Corporation upon the authorization thereof by the Board of Directors; and (d) generally be entitled to enjoy all of the rights attaching to the shares of Common Stock.

2. Subject to the terms of these Articles of Incorporation and unless the holders of at least 75% of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon adopt a resolution prohibiting such action, and without prejudice to any special rights previously conferred on the holders of any existing shares of stock or class of stock, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide out of any unissued shares of Preferred Stock, for any series of Preferred Stock and, with respect to each such series, to fix, in a certificate of designation for such series, the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (a) the designation of the series, which may be by distinguishing number, letter or title; (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation designating such series) increase or decrease (but not below the number of shares thereof then outstanding); (c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative; (d) dates at which dividends, if any, shall be payable; (e) the redemption rights and price or prices, if any, for shares of the series; (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series; (g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (h) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; (i) restrictions on the issuance of shares of the same series or of any other class or series; and (j) the voting rights, if any, of the holders of shares of the series.

3. Subject to the rights (if any) of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by an amendment to these Articles of Incorporation that is approved by (a) the Board of Directors and (b) the affirmative vote of the holders of a majority of all outstanding shares of Common Stock and all outstanding shares of Preferred Stock (if any) entitled to vote thereon, with the Common Stock and any such Preferred Stock voting together as a single class, irrespective of the provisions of NRS 78.2055(3), 78.207(3) and 78.390(2) (and any class vote in this regard pursuant to such sections of the NRS is hereby specifically denied), and (subject to any such rights set forth in the applicable certificate of designation), no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

4. Except as otherwise required by law or in the certificate of designation of the relevant series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation (including any certificate of designation) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock, if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to these Articles of Incorporation or the NRS.

ARTICLE V

Elections of directors need not be by written ballot unless the bylaws of the Corporation (as amended from time to time, the “Bylaws”) shall so provide. In furtherance and not in limitation of the powers conferred by the NRS, the Board of Directors is expressly authorized to rescind, repeal and amend the Bylaws or to adopt new bylaws, provided that the Bylaws also may be rescinded, repealed or amended in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation.

ARTICLE VI

A vote of the stockholders of the Corporation shall be required in the event of a merger of the Corporation that, but for the provisions of this Article VI, could be effected without a vote of stockholders pursuant to NRS 92A.130(1)(a), 92A.130(1)(c) or 92A.130(1)(d).

ARTICLE VII

Unless otherwise provided in the NRS or in these Articles of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all shares of stock entitled to vote thereon.

ARTICLE VIII

Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE IX

The names and addresses of the persons who are all of the directors of the Corporation at the effective date and time of these Articles of Incorporation are as follows:

Name	Address

Owen Hughes	2200 Powell Street, Suite 310
Emeryville, CA 94608

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